Exhibit 1

This document is a free translation of the Brazilian judicial administrator's report referred to October 2020 financial information of Oi S.A. and some of its subsidiaries ("RJ Debtors") filled within the 7th Business Court of Rio de Janeiro on December, 15, 2020. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

YOUR HONOR DR. JUDGE OF 7th BUSINESS COURT OF THE DISTRICT COURT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Proceeding no. 0203711-65.2016.8.19.0001
Court Supervised Reorganization of Oi S.A. And others

The **TRUSTEE** (Escritório de Advocacia Arnoldo Wald) appointed in the Court-supervised reorganization of **Oi S.A. and others** comes to request to Your Honor to determine to be attached to the records the Monthly Report of Activities ("RMA") regarding October 2020.

Rio de Janeiro, December 15, 2020

Signed: [illegible signature]
Trustee
Escritório de Advocacia Arnoldo Wald

Av. Pres. Juscelino Kubitschek, nº 510
8º andar | CEP 04543-906 | São Paulo, SP
tel.: +55 11 3074 6000

Avenida Almirante Barroso, nº 52
24º andar | CEP 20031-000 | Rio de Janeiro, RJ
tel.: +55 21 2272 9300

SCS, Quadra 09, Lote C - Torre C, Sala 504 - Asa Sul
Edifício Parque Cidade Corporate | CEP 70308-200
Brasília, DF | tel.: +55 61 3410 4700

contato@wald.com.br

REPORT:
MONTHLY OF
ACTIVITIES

RMA

COURT-SUPERVISED REORGANIZATION

Oi

October. 2020

15. December. 2020

REPORT:
REPORT

INTRODUCTION

Your Honor Mr. Judge of 7th Business Court Of The District Court Of The Capital Of The State Of Rio De Janeiro

The Trustee, Escritório de Advocacia Arnoldo Wald ("Wald" or "AJ") appointed in the records of Court-supervised Reorganization of Oi Group (proceeding number 0203711-65.2016.8.19.0001), and Rio Branco Consultores Associados, subcontracted by AJ to assist in preparation of the Monthly Report of Activities ("RMA") respectfully comes before Your Honor pursuant the above decision of pages 91.223/91.224, to submit the RMA for month of October 2020.

As we all know, the Court-supervised Reorganization refers to the following companies:

- Oi S.A. - under Court-supervised reorganization ("Oi S.A.");
- Telemar Norte Leste S.A. - under Court-supervised reorganization ("Telemar Norte Leste");
- Oi Móvel S.A. - under Court-supervised reorganization ("Oi Móvel");
- Copart4 Participações S.A. - under Court-supervised reorganization ("Copart4")*;
- Copart5 Participações S.A. - under Court-supervised reorganization ("Copart5")*;
- Portugal Telecom International Finance B.V. - under Court-supervised reorganization ("PTIF"); and
- Oi Brasil Holdings Coöperatief U.A. - under Court-supervised reorganization ("Oi Coop").

This report includes the financial information based mostly on the elements provided by Debtors up to December 15, 2020, which includes the data regarding the month of October 2020, to be examined together with the preliminary report of activities as well as the other RMA's already submitted.

The RMA includes a chapter specifically addressing the consolidated financial information of Debtors, which shall include, in this Report, the Managerial Cash Flow Statements of mentioned months, submitted in the tables comparing against the immediately prior month. The report shall highlight the main changes occurred in the mentioned period, submitting the explanations provided by Management of Debtors.

This report was prepared by means of the analytical procedures and discussions with Company's Management, aiming to provide to Court and stakeholders the information on the financial status of Debtors and relevant operations carried out thereby, as well as the summary of the activities carried out by AJ until the closing of this report.

* Copart4 Participações S.A. was merged into Telemar Norte Leste S.A. in January 2019, as established in clause 7, annex 7.1, of the PRJ; Copart5 Participações S.A. was merged into Oi S.A. in March 2019, as established in clause 7, annex 7.1, of the PRJ.

The information submitted below are based mainly on data and elements submitted by Debtors. The separate Financial Statements of all Debtors as well as the consolidated financial statements of Oi Group (including but not limited to the Debtors) are examined annually by independent auditors. The limited review procedures are applied by the auditors for the filing at CVM of Quarterly Consolidated Financial Information ("ITRs") of Oi Group. Regarding the separate financial information of each Debtor prepared for monthly periods, other than those included in ITRs delivered to CVM, are not submitted to the review by independent auditors, whether auditors hired by Oi Group or AJ.

AJ, being honored for the assignment, is available for further clarification concerning the information contained in this report or others.

Faithfull yours,

WALD
ANTUNES VITA LONGO BLATTNER

Arnoldo Wald Filho
awf@wald.com.br
Samantha Mendes Longo
samantha@wald.com.br
Members

Phone: + 55(11)3074 - 6000

RIO BRANCO
CONSULTORES ASSOCIADOS

Thiago Fogaça Almeida
Economist
tfa@riobranco.adm.br

Fábio de Carvalho e Mello Curti
Economist
fc@riobranco.adm.br

Phone: + 55 (11) 3392 – 3062

CORPORATE ORGANIZATIONAL CHART OF DEBTORS

Figure 1 - Corporate Organizational Chart of Debtors


Oi
Oi S.A.
(Holding)
in court-supervised reorganization
100%
Telemar Norte Leste S.A. (concession STFC) under court-supervised
100%
Portugal Telecom Interm. Finance B.V. (Financial Entity) under court-supervised reorganizati
100%
Oi Brasil Holdings Cooperatief U.A. (Financial Entity) under court-supervised reorganizati
99,875%
Oi Serviços Financeiros S.A. (Current name: Copart 3)
100%
CVTEL B.V.
100%
Rio Alto Gestão de Créditos e Participações S.A.
100%
Carrigans Finance S. à RL
100%
PT Participações SGPS S.A.
48,37%
Drammen RJ Empreendimentos Imobiliários S.A.
99,8%
Bryophyta SP Participações Ltda.
100%
Oi Móvel S.A. (SMP and Se Ac) under court-supervised reorganization
9 other companies (see annexes)
9 other companies (see annexes)
Caption
DEBTORS FROM THE GROUP

Source: Information provided by Management.

**** Diagram submitted previously in Preliminary Report of Activities.***
Information submitted again for an easy understanding of the Debtor's structure.

CORPORATE ORGANIZATIONAL CHART OF DEBTORS

Figure 2 - Corporate Organizational Chart of Debtors


Telemar Norte Leste S.A. (concession STFC) under court-supervised
100%
Oi Móvel S.A. In court-supervised reorganizati
50%
Companhia AIX de Participações
81,61%
SEREDE Serviços de Rede S.A.
99,95%
Cozano RJ Empreendimentos Imobiliários S.A.
99,99%
BrT Card Serviços Financeiros S.A.
10%
Pharol SGPS S.A.
100%
Brasil Telecom CallCenter S.A.
19,04%
Hispamar Satélite S.A.
50%
Companhia ACT de Participações
92,35%
Caliteria RJ Empreendimentos Imobiliários S.A.

Caption

DEBTORS
FROM THE GROUP

Source: Information provided by Management.

** Diagram submitted previously in Preliminary Report of Activities.*
Information submitted again for an easy understanding of the Debtor's structure.

CORPORATE ORGANIZATIONAL CHART OF DEBTORS


Oi Móvel S.A. In court-supervised reorganization.
100%
Pointer Network S.A.
4 Other Companies
100%
Paggo Empreendimentos S.A. (Holdings)
99,99%
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.
50%
Paggo Soluções e Meios de Pagamentos S.A.
99,99%
Paggo Administradora Ltda
99,99%
Brasil Telecom Comunicação Multimídia Ltda.
99,92%
Lemvig Serviços de Televisão por Assinatura S.A.
99,92%
Jonava RJ Infraestrutura e Redes de Telecomunicações S.A.
99,95%
Garliava RJ Infraestrutura e Redes de Telecomunicações S.A.
Caption
DEBTORS FROM THE GROUP

Source: Information provided by Management.

** Diagram submitted previously in Preliminary Report of Activities.*
Information submitted again for an easy understanding of the Debtor's structure.

COMPANIES UNDER COURT-SUPERVISED REORGANIZATION

Figure 4 - Companies Under Court-Supervised Reorganization

Oi S.A.
Main provider of landline telephony services in Region II and domestic and international long distance calls.
It also has interest in other companies of the Group, and is the main "Holding" of Oi Group.

Oi Coop
Non-operational entity. Entity for the raising of financing/ funds in international market.


Oi S.A.
Oi Móvel S.A.
Portugal Telecom International Finance B.V.
DEBTORS OF THE GROUP
Oi
Oi Brasil Holdings Cooperatief U.A.
Telemar Norte Leste S.A.
Copart 4 e Copart 5 Participações S.A.

Oi Móvel
Mobile phone telephony service provider of Regions I, II and II and TVDTH services.

Telemar Norte Leste
Main provider of landline telephony services in Region I and domestic and international long distance calls.

PTIF
Non-operational entity. Entity for the raising of financing/ funds in international market.

Copart 4 and 5*
Two legal entities used for the management and administration of the real estate and the main properties leased to Oi Group.

* Copart4 Participações S.A. was merged into Telemar Norte Leste S.A. in January 2019, as established in clause 7, annex 7.1, of the PRJ; Copart5 Participações S.A. was merged into Oi S.A. in March 2019, as established in clause 7, annex 7.1, of the PRJ.

RELEVANT FACTS & NOTICES TO THE MARKET

We submit hereunder the relevant facts and notices to the market published by Oi Group directly related to the Debtors:

Relevant Facts and Notices to the market in the months of **NOVEMBER/20**

November 26 - Result of the Competitive Process for the Sale of UPI Torres

Oi S.A. - In Court-supervised reorganization ("Oi" or "Company"), in compliance with art. 157, paragraph 4, of Law No. 6.404/1976 and to the provisions of CVM Instruction No. 358/2002, informs its shareholders and the market in general that, in accordance with the information contained in the Material Fact disclosed on September 8, 2020 and with the Amendment to the Court-supervised reorganization Plan approved by the Court of the 7th Business Court of the District of the Capital of the State of Rio de Janeiro ("Judicial Recovery Court") on October 5, 2020 ("Amendment to the PRJ").

The full Material Fact can be accessed at: https://www.oi.com.br/ri/download_arquivos.asp?id_arquivo=79AA83FE-8FAC-4E6B-989B-1C89DB7F5295

November 26 - Result of the Competitive Process for the Sale of UPI Data Center

Oi S.A. - In Court-supervised reorganization ("Oi" or "Company"), in compliance with art. 157, paragraph 4, of Law No. 6.404/1976 and to the provisions of CVM Instruction No. 358/2002, informs its shareholders and the market in general that, in accordance with the information contained in the Material Fact disclosed on September 8, 2020 and with the Amendment to the Court-supervised reorganization Plan approved by the Court of the 7th Business Court of the District of the Capital of the State of Rio de Janeiro ("Judicial Recovery Court") on October 5, 2020 ("Amendment to the PRJ").

The full relevant fact should be accessed in:
https://www.oi.com.br/ri/download_arquivos.asp?id_arquivo=040DA522-E11F-45F3-B97D-9C4DE67BF4CA

November 27 - Transaction Instrument signed with Anatel

Oi S.A. - In Court-supervised reorganization ("Oi" or "Company"), in compliance with art. 157, Paragraph 4 of Law No. 6.404/76, pursuant to CVM Instruction No. 358/02, informs its shareholders and the market in general that it entered into, on November 27, 2020, together with Telemar Norte Leste S.A. - In Court-supervised reorganization ("Telemar") and with OI Móvel S.A. - In Court-supervised reorganization ("Oi Móvel"), on the one hand, and the National Telecommunications Agency ("Anatel"), on the other, represented, in the said act, in the form of the Law, by the Federal Attorney's Office - AGU, Transaction Instrument on Oi Group's non-tax debts with Anatel, entered in Active Debt until the date of execution of the Transaction Instrument, in the total amount of R$ 14,333,922,589.20 (fourteen billion, three hundred and thirty-three million, nine hundred and twenty-two thousand, five hundred and eighty-nine reais and twenty cents, pursuant to Law No. 13.988/2020, including all applicable fines, charges and interest on late payments.

The full relevant fact should be accessed in:
https://www.oi.com.br/ri/download_arquivos.asp?id_arquivo=6973FCD2-5C7F-427E-B511-4452A36921E0

RELEVANT FACTS & NOTICES TO THE MARKET

We submit hereunder the relevant facts and notices to the market published by Oi Group directly related to the Debtors:

Relevant Facts and Notices to the market in the months of **DECEMBER/20**

December 14 - Signing of UPI Data Center Purchase and Sale Agreement

Oi S.A. - In Court-supervised reorganization ("Oi" or "Company") informs its shareholders and the market in general that, in continuity with what was informed at the time of the disclosure of the Material Facts of June 15, 2020 and November 26, 2020, the Company, Telemar Norte Leste S.A. - In Court-supervised reorganization and Oi Móvel S.A. - In Court-supervised reorganization, celebrated on December 11, 2020, with Titan Venture Capital e Investimentos Ltda. ("Titan"), the Share Purchase and Sale Agreement through UPI and Other Covenants ("Agreement"), with the purpose of selling the UPI Data Center to Titan, winner of the competitive procedure held on November 26, 2020 ("Operation"), in accordance with the Amendment to the Judicial Recovery Plan approved by the Court of the 7th Business Court of the District of the Capital of the State of Rio de Janeiro on October 5, 2020.

The full Notice to the Market can be accessed at:
https://www.oi.com.br/ri/download_arquivos.asp?id_arquivo=6D485AA8-6B84-4570-98A2-737F146DC044

December 14 - Result of the Competitive Process for the Sale of UPI Ativos Móveis

Oi S.A. - In Court-Ordered Supervised Organization ("Oi" or "Company"), in compliance with art. 157, paragraph 4, of Law No. 6.404/1976 and to the provisions of CVM Instruction No. 358/2002, informs its shareholders and the market in general that, in accordance with the information contained in the Material Fact disclosed on September 7 and 8, 2020 and with the Amendment to the Court-Ordered Judicial Recovery Plan approved by the Court of the 7th Business Court of the District of the Capital of the State of Rio de Janeiro ("Judicial Recovery Court") on October 5, 2020 ("Amendment to the PRJ").

The full relevant fact should be accessed in:
https://www.oi.com.br/ri/download_arquivos.asp?id_arquivo=77461C67-DB7A-4152-ACD6-98A6C63F4E48

MANAGERIAL CASH FLOW STATEMENTS

HIGHLIGHTS

Demonstration
OCTOBER 01 to 31, 2020

- **Net operational Cash Generation of Debtors** was negative BRL 30 million in October/20
- **Investments** reached the level of R$ 473 million in October/20
- **Receipts** has a increase by BRL 268 million in December/20, totaling BRL 2,388 million.
- The **Payments** item increased by R$ 316 million in October/20, reaching the level of R$ 1,944 million
- In October/20 there was an outflow of R$ 181 million in the item **Intra - Group Operations**
- The **Final Balance of the Financial Box of the Recovered Companies** decreased by R$ 120 million in October/20, totaling R$ 4,988 million

Demonstration
OCTOBER 01 to 31, 2020

Net operational Cash Generation of Debtors was negative in BRL 30 million in Oct/20

- Net Operational Cash Generation of Debtors in the month of October/20 was negative in BRL 30 million, after negative result of BRL 101 million in the previous month (Figure 5). In comparison with the month of September/20, Receipts recorded a reduction of BRL 268 million, reaching BRL 2,388 million, while the cash outflows with Payments and Investments decreased by BRL 316 million, totaling BRL 2,418 million altogether (Figure 6).
- The other movements of the Recovering Companies, which includes *Financial Operations*, represented a cash outflow of R$ 90 million in October/20.
- As a result, the variation in the Final Balance of the Financial Box of Recoveries was negative by R$ 120 million in October/20, resulting in an amount of R$ 4,988 million (Figure 7), corresponding to a reduction of 2.3% in relation to the previous month.
- Detailed considerations of variations will be analyzed in the following pages.

Source: Financial statements and managerial information

Figura 5 – Geração de Caixa Operacional Líquida – Saldo mensal


em R$ milhões

Figura 6 – Evolução mensal . Recebimentos x Pagamentos/Investimentos


PAGAMENTOS
+
INVESTIMENTOS
2,418
2.388
RECEBIMENTOS
em R$ milhões

Figura 7 – Caixa Financeiro – Recuperandas – mensal – Saldo final


em R$ milhões

Cash outflow from Investments contributed to the negative balance of Net Operating Cash Generation

Figure 8 - Managerial Cash Flow Statements

	Sep/20	Oct/20	Δ
Clients	1,425	1,476	4%
Network Use Services	112	202	81%
Dealers	445	425	-4%
Receivables (1)	2,120	2,388	13%

	SEP/20	Oct/20	Δ
Plant Maintenance	(192)	(215)	12%
Leases	(265)	(330)	25%
Data Processing/Graphics	(70)	(80)	14%
Call Center/Customer Service/Billing	(110)	(98)	-11%
Dealerships	(90)	(85)	-5%
Materials/Services (2)	(1,097)	(1,272)	16%

	Sep/20	Oct/20	Δ
Network Use Services	(115)	(203)	77%
Judicial deposits	44	77	76%
Other payments (2)	(75)	(139)	86%

	Sep/20	Oct/20	Δ
Telemar	(186)	(147)	-21%
Oi S.A.	(74)	(42)	-44%
Investments (3)	(592)	(473)	-20%


In BRL million
2.388
(177)
(1.272)
(356)
0
(139)
(473)
(30)
Recebimentos
Pessoal
Materiais / Serviços
Tributos
Mediação / Fornecedor Parceiro
Demais Pagamentos
Investimentos
Geração Líquida de Caixa

Source: Financial statements and managerial information

Demonstration

OCTOBER 01 to 31, 2020

Table 1 - Managerial Cash Flow Statements – Oct/20

BRL million	(A) 09/30/2020 Sep/20	(B)-(A) *Variation*	(B) 10/31/2020 Oct/20
Initial Balance - Financial Cash	5,392	(284)	5,108
Customers	1,425	51	1,476
Network Use Services	112	90	202
Dealers	445	(20)	425
Others	137	147	284
Receipts (1)	2,120	268	2,388
Personnel	(120)	(57)	(177)
Goods and Services Suppliers	(1,211)	(263)	(1,475)
Taxes	(337)	(19)	(356)
Escrow Deposits	44	33	77
Contingencies	(4)	(10)	(14)
Mediation/Partner Suppliers	-	-	-
Payments (2)	(1,628)	(316)	(1,944)
Telemar	(186)	39	(147)
Oi S.A.	(74)	33	(42)
Oi Móvel	(332)	47	(285)
Investments (3)	(592)	119	(473)
Net Operational Generation (1 + 2 +3)	(101)	71	(30)
Capital increase	-	-	-
Non Core	20	(19)	0
Intra-group Operations	(201)	20	(181)
Financial Operations	(2)	93	91
Dividends and JCP	(0)	0	(0)
FINAL Balance - Financial Cash	5,108	(120)	4,988

Figure 9 - Receipts - Sharing Structure


Network Use Services BRL 202 mi 8%
Other R$ 284 mi 12%
Dealers R$ 425 mi 18%
Customers R$ 1,476 mi
TOTAL RECEIPT
R$ 2,388 million

	BRL million	Oct/20 Stockholding	SEP/20 Stockholding
Receivables	2,388	100%	100%
Customers	1,476	62%	67%
Dealers	425	18%	21%
Others	284	12%	6%
Network Use Services	202	8%	5%

RECEIPT

Receipts increase in October/20

In October/20 there was an increase in the Receipts account by R$ 268 million when compared to the previous month (12.6%), reaching the figure of R$ 2,388 million.

The item *Customers* recorded an increase of R$ 51 million in October/20, totaling R$ 1,476 million, compared to a collection of R$ 1,425 million in September/20. The *Network Use Services* item registered an increase of R$ 90 million in October/20, totaling cash inflows of R$ 202 million in the month.

- Management informed that the positive variation observed is related to the number of working days (21 working days in Sep/20 x 22 working days in Oct/20).

The *Dealers* account decreased R$ 20 million in the month, totaling cash inflows of R$ 425 million in October/20. Finally, the *Other Receipts* item registered an increase of R$ 147 million in September/20, with an inflow of R$ 137 million.

- Management reported that the increase observed is explained by the increase in intercompany receipts for interconnection between companies under judicial reorganization, the effect being canceled out under the item Other services/payments.

Demonstration
OCTOBER 01 to 31, 2020

Table 1 - Managerial Cash Flow Statements – Oct/20

	(A)	(B)-(A)	(B)
	9/30/2020	*Variation*	10/31/2020
BRL million	SEP/20		Oct/20
INITIAL Balance - Financial Cash	5,392	(284)	5,108
Customers	1,425	*51*	1,476
Network Use Services	112	*90*	202
Dealers	445	*(20)*	425
Others	137	*147*	284
Receipts (1)	2,120	268	2,388
Personnel	(120)	*(57)*	(177)
Goods and Services Suppliers	(1,211)	*(263)*	(1,475)
Taxes	(337)	*(19)*	(356)
Escrow Deposits	44	*33*	77
Contingencies	(4)	*(10)*	(14)
Mediation/Partner Suppliers	-	-	-
Payments (2)	(1,628)	(316)	(1,944)
Telemar	(186)	*39*	(147)
Oi S.A.	(74)	*33*	(42)
Oi Móvel	(332)	*47*	(285)
Investments (3)	(592)	119	(473)
Net Operational Generation (1 + 2 +3)	(101)	71	(30)
Capital increase	-	-	-
Non Core	20	(19)	0
Intra-group Operations	(201)	20	(181)
Financial Operations	(2)	93	91
Dividends and JCP	(0)	0	(0)
FINAL Balance - Financial Cash	5,108	(120)	4,988

Figure 10 - Receipts - Sharing Structure


Personnel R$ 177 mi 9%
Other - R$ 64 mi -3%
Customer s R$ 0 mi 0%
Taxes R$ 356 mi 17%
Customers R$ 1,475 mi 71%
TOTAL RECEIPT
R$ 1,944 million

	Oct/20		SEP/20
	BRL million	Stockholdi ng	Stockholding
Payments	1,944	100%	100%
Goods and Services Suppliers	1,475	76%	74%
Taxes	356	18%	21%
Personnel	177	9%	7%
Others	(64)	3%	2%
Mediation/Partner Suppliers	0	0%	0%

PAYMENTS

Increase in Payments in October/20

Payments totaled R$ 1,944 million in October/20, an increase of R$ 316 million (19.4%) in relation to the previous month, when the item registered an outflow of R$ 1,628 million.

There was an increase of R$ 57 million in the Personnel item in October/20, totaling R$ 177 million.

- Management explained that the observed increase refers to the payment of an executive bonus due to the achievement of financial and operational goals in 2019.

The item Suppliers of Materials/Services ended October/20 with an increase of R$ 263 million, totaling R$ 1,475 million.

- Management informed that the observed increase is explained by the increase in payments of (i) Intercompany interconnection between companies under judicial reorganization, the effect being canceled with the item "Other receipts" and (ii) rents and maintenance of the plant.

The Taxes item increased by R$ 19 million, reaching a level of R$ 356 million.

- Management reported that the observed increase refers to lower offsetting of tax credits.

On the other hand, Judicial Deposits had an increase in cash inflows in the month, from R$ 44 million in September/20 to R$ 77 million in October/20.

- Management informed that the cash inflow refers to the redemption and release of the judicial deposit in favor of Oi, in the PEX sphere.

Finally, the Contingencies account recorded a cash outflow of R$ 14 million in October/20, an increase of R$ 10 million in relation

Demonstration
OCTOBER 01 to 31, 2020

Table 1 - Managerial Cash Flow Statements – Oct/20

BRL million	(A) 9/30/2020 SEP/20	(B)-(A) Variation	(B) 10/31/2020 Oct/20
INITIAL Balance - Financial Cash	**5,392**	**(284)**	**5,108**
Customers	1,425	51	1,476
Network Use Services	112	90	202
Dealers	445	(20)	425
Others	137	147	284
Receipts (1)	**2,120**	**268**	**2,388**
Personnel	(120)	(57)	(177)
Goods and Services Suppliers	(1,211)	(263)	(1,475)
Taxes	(337)	(19)	(356)
Escrow Deposits	44	33	77
Contingencies	(4)	(10)	(14)
Mediation/Partner Suppliers	-	-	-
Payments (2)	**(1,628)**	**(316)**	**(1,944)**
Telemar	(186)	39	(147)
Oi S.A.	(74)	33	(42)
Oi Móvel	(332)	47	(285)
Investments (3)	**(592)**	**119**	**(473)**
Net Operational Generation (1 + 2 +3)	**(101)**	**71**	**(30)**
Capital increase	-	-	-
Non Core	**20**	**(19)**	**0**
Intra-group Operations	**(201)**	**20**	**(181)**
Financial Operations	**(2)**	**93**	**91**
Dividends and JCP	**(0)**	**0**	**(0)**
FINAL Balance - Financial Cash	**5,108**	**(120)**	**4,988**

Figure 11 - Investments - Sharing Structure


Oi S.A.
R$ 42 mi
9%
Taxes R$
147 mi
31%
Oi Móvel R$
285 mi 60%
TOTAL RECEIPT
R$ 1,944 million

	Oct/20 BRL million	Oct/20 Stockholding	Sep/20 Stockholding
Investments	**473**	**100%**	**100%**
Oi Móvel	285	60%	56%
Telemar	147	31%	31%
Oi S.A.	42	9%	13%

INVESTMENTS

The Debtors recorded *Investment* Payments of BRL 473 million in October/20, 20% decrease compared to the previous month, that had of BRL 592 million *Investments*.

The investments related Oi Móvel S.A. had BRL 47 million reduction, totaling BRL 285 million in October/20. Telemar S.A. saw a reduction of R$ 39 million, totaling R$ 147 million in October/20, while Investments in Oi S.A. decreased from R$ 74 million in September/20 to R$ 42 million in October/20.

- Management stressed that the reduction observed in the month compared to the previous month, is within the strategic plan to accelerate investments, mainly in optical fiber and the expansion of the mobile network.

NET OPERATIONAL GENERATION

The level of *Receipts* in October/20, of R$ 2,388 million, was lower than the total sum of outflows from *Payments* (R$ 1,944 million) and *Investments* (R$ 473 million) in the month, which directly contributed to the negative balance of R$ 30 million in Net Operating Generation of Recoveries in the month.

FINAL BALANCE - FINANCIAL CASH

Intra-Group Operations had a cash outflow of R$ 181 million in October/20.

- Management informed that the cash outflow refers to the advance payment for future capital increase (AFAC) carried out with another Group company outside the Court-supervised reorganization.

Financial Operations recorded a positive result of R$ 91 million in October/20, compared to a cash outflow of R$ 2 million in the previous month.

- Management informed that The variation is related to the

Demonstration

OCTOBER 01 to 31, 2020

CONSOLIDATED OF COMPANIES UNDER	AUG/18	SEP/18	OCT/18	NOV/18	DEC/18	JAN/19	FEB/19	MAR/19	APR/19	MAY/19	JUN/19	JUL/19	AUG/19	SEP/19	OCT/19	NOV/19	DEC/19	JAN/20	FEB/20	MAR/20	APR/20	MAY/20	JUN/20	JUL/20	AUG/20	SEP/20	OCT/
Initial Balance - Financial Cash	4,677	4,721	4,815	4,375	4,362	4,469	7,515	5,943	6,010	4,614	4,306	4,145	3,621	3,083	3,060	2,612	2,239	1,910	3,761	5,925	5,602	4,859	4,754	4,871	5,639	5,392	5,10
Receivables	2,659	2,694	2,898	2,815	2,645	2,463	2,400	2,248	2,090	2,015	2,110	2,369	1,991	2,033	2,119	2,013	2,412	2,303	1,782	2,066	1,994	1,908	2,051	2,087	2,159	2,120	2,388
Customers	1,731	1,681	1,808	1,807	1,697	1,628	1,541	1,572	1,570	1,660	1,496	1,616	1,511	1,495	1,563	1,473	1,652	1,494	1,353	1,475	1,361	1,455	1,461	1,477	1,393	1,425	1,476
Network Use Services	210	205	204	192	192	177	191	151	6	252	5	43	9	9	8	5	19	6	14	2	3	1	-	3	15	112	202
Dealers	518	420	414	478	412	498	400	411	427	446	395	453	433	421	443	421	443	488	368	405	387	384	435	434	424	445	425
Others	200	388	472	338	344	160	268	114	87	457	214	257	38	108	105	114	298	315	47	184	244	70	156	142	326	137	284
Payments	(2,279)	(2,276)	(2,751)	(2,432)	(2,285)	(2,733)	(2,805)	(1,821)	(2,964)	(2,560)	(1,743)	(2,207)	(1,577)	(1,471)	(1,694)	(1,792)	(2,082)	(2,031)	(2,057)	(1,669)	(2,106)	(1,430)	(1,609)	(1,529)	(1,827)	(1,638)	(1,96
Personnel	(170)	(140)	(137)	(133)	(244)	(200)	(172)	(144)	(320)	(180)	(152)	(151)	(138)	(136)	(125)	(134)	(235)	(177)	(147)	(133)	(244)	(123)	(133)	(123)	(109)	(120)	(177)
Goods and Services Suppliers	(1,604)	(1,640)	(2,048)	(1,775)	(1,508)	(1,829)	(1,670)	(1,239)	(1,496)	(1,905)	(1,112)	(1,640)	(1,178)	(960)	(1,273)	(1,274)	(1,553)	(1,646)	(1,125)	(1,212)	(1,494)	(1,032)	(1,222)	(1,122)	(1,367)	(1,211)	(1,47
Material/Services	(1,393)	(1,433)	(1,842)	(1,581)	(1,315)	(1,649)	(1,478)	(1,087)	(1,490)	(1,654)	(1,105)	(1,594)	(1,169)	(951)	(1,264)	(1,268)	(1,536)	(1,640)	(1,111)	(1,208)	(1,489)	(1,030)	(1,220)	(1,119)	(1,348)	(1,097)	(1,27
Plant Maintenance	(297)	(299)	(300)	(347)	(425)	(406)	(344)	(305)	(324)	(322)	(331)	(336)	(348)	(329)	(339)	(371)	(393)	(357)	(287)	(291)	(302)	(262)	(243)	(195)	(204)	(192)	(215)
Rentals	(349)	(329)	(336)	(338)	(297)	(401)	(438)	(273)	(407)	(432)	(255)	(424)	(292)	(194)	(368)	(311)	(254)	(424)	(336)	(324)	(338)	(306)	(344)	(271)	(276)	(265)	(330)
Data Processing /Printing Company	(122)	(103)	(134)	(129)	(97)	(134)	(122)	(108)	(139)	(94)	(99)	(126)	(94)	(10)	(28)	(156)	(185)	(185)	(66)	(77)	(111)	(80)	(69)	(45)	(62)	(70)	(80)
Call Center Service /Collection	(138)	(104)	(138)	(147)	(163)	(129)	(155)	(113)	(135)	(138)	(121)	(116)	(128)	(124)	(103)	(125)	(143)	(112)	(134)	(110)	(79)	(83)	(85)	(84)	(106)	(110)	(98)
Dealerships	(108)	(109)	(112)	(116)	(110)	(115)	(115)	(105)	(100)	(109)	(99)	(103)	(98)	(102)	(101)	(103)	(99)	(103)	(128)	(99)	(105)	(95)	(102)	(93)	(91)	(90)	(85)
Consultancy/Audits /fees	(71)	(45)	(96)	(74)	(52)	(124)	(50)	(34)	(76)	(42)	(24)	(71)	(41)	(25)	(39)	(30)	(31)	(76)	(95)	(47)	(41)	(43)	(43)	(47)	(41)	(53)	(43)
Other Services/ Payments	(308)	(444)	(726)	(430)	(171)	(340)	(254)	(149)	(309)	(517)	(176)	(418)	(168)	(167)	(286)	(170)	(431)	(383)	(65)	(259)	(515)	(163)	(335)	(382)	(568)	(317)	(420)
Network Use Services	(211)	(207)	(206)	(194)	(193)	(180)	(192)	(152)	(6)	(251)	(7)	(46)	(9)	(9)	(9)	(6)	(17)	(6)	(14)	(4)	(5)	(1)	(2)	(4)	(19)	(115)	(203)
Taxes	(487)	(516)	(551)	(543)	(523)	(683)	(566)	(524)	(1,221)	(500)	(501)	(478)	(407)	(400)	(384)	(404)	(368)	(402)	(365)	(365)	(392)	(323)	(329)	(344)	(394)	(337)	(356)
Escrow Deposits	46	40	41	55	75	34	51	91	78	41	32	71	153	29	88	33	86	200	41	47	29	55	81	71	46	44	77
Contingencies	-	(4)	(2)	(1)	(12)	(5)	(6)	(5)	(5)	(14)	(10)	(9)	(7)	(4)	-	(13)	(12)	(6)	(4)	(6)	(6)	(7)	(6)	(10)	(4)	(4)	(14)
Mediation/Partner Suppliers	(64)	(16)	(54)	(35)	(73)	(30)	(442)												(457)								
Investments	(363)	(339)	(502)	(421)	(344)	(603)	(482)	(384)	(540)	(672)	(544)	(702)	(656)	(592)	(681)	(596)	(661)	(685)	(740)	(693)	(660)	(591)	(512)	(520)	(528)	(592)	(473)
Telemar	(178)	(147)	(222)	(193)	(174)	(234)	(208)	(172)	(230)	(279)	(206)	(245)	(232)	(215)	(245)	(212)	(185)	(195)	(195)	(192)	(262)	(174)	(196)	(146)	(177)	(186)	(147)
Oi S.A.	(47)	(64)	(76)	(58)	(46)	(103)	(83)	(51)	(81)	(99)	(54)	(83)	(61)	(62)	(88)	(54)	(62)	(66)	(80)	(83)	(60)	(89)	(63)	(56)	(53)	(74)	(42)
Oi Móvel	(138)	(128)	(284)	(170)	(124)	(266)	(191)	(161)	(229)	(294)	(284)	(374)	(363)	(315)	(348)	(330)	(414)	(424)	(465)	(417)	(338)	(326)	(252)	(317)	(298)	(332)	(285)
Operating Generation	17	79	(455)	(58)	16	(875)	(887)	45	(1,414)	(417)	(177)	(540)	(242)	(50)	(456)	(575)	(551)	(415)	(1,025)	(295)	(774)	(115)	(69)	8	(197)	(101)	(50
Capital increase	-	-	-	-	-	4,007																					
Pharol Agreement						(106)																					
Non Core	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	121	-	-	-	-	-	4	20	0
Intra-group Operations	(1)	-	-	-	14	-	-	-	-	100	-	-	-	-	-	-	-	-	-	17	-	-	-	-	(109)	(201)	(181)
Financial Operations	28	15	(1)	21	23	18	(683)	24	17	9	16	16	(296)	7	8	2	2	2,264	3,070	(48)	31	8	186	759	56	(2)	91
Dividends and	-	-	-	-	54	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	0	-	0	0	-	(0)	(0)
Final Balance - Financial Cash	4,721	4,815	4,379	4,362	4,469	7,515	5,943	6,010	4,614	4,306	4,145	3,621	3,083	3,060	2,612	2,239	1,910	3,761	5,929	5,602	4,859	4,754	4,871	5,639	5,392	5,108	4,98

CREDITORS SERVICE

In the last month, the Judicial Administrator remained inspecting the measures taken by the Recovering Persons to make it possible to comply with the Judicial Recovery Plan and its Amendment, which was approved by this MM. Judgment on 10.05.2020.

Interested parties may consult the Amendment on the judicial reorganization website (www.recuperacaojudicialoi.com.br), in the "Procedural Parts" tab, and requests for clarification should be directed to the following channels: e-mail credoroi@wald.com.br, telephone 0800644-3111 (toll free) or website www.recjud.com.br.

In compliance with the provisions of the Addendum to the Plan, pursuant to articles 60, 141 and 142, II, of Law 11.101/200, on 11.26.2020, the auctions for the sale of Isolated Productive Units ("UPI Torres" and "UPI Data Center") and, on 12.14.2020, the auction related to the sale of "UPI Ativos Móveis". The minutes of the respective virtual hearings with more information on the auctions carried out, including the winning proposals, are available for consultation on the official website of AJ (www.recuperacaojudicaloi.com.br, in the "Procedural Parts" tab).

In addition, it should be noted that on pages 492.184/492.187 of the records of RJ, it was determined that the Recovering Companies should present the information they currently have on requests for payment of extra-bankruptcy credits related to sentence compliance or executions initiated before September 30, 2020, which will be made available by the Administrator on his website Such information will be periodically updated and made available to interested parties.

During the month of October, this Administration also followed the mediation procedure related to procedural incidents, pursuant to the decision of pages. 341.970/341.973. This mediation aims to stimulate a composition between creditors and debtors to define the value of credits, using an online platform, which already has 14,165 signed agreements. At this point, it is important to inform the availability on the judicial recovery website (www.recuperacaojudicaloi.com.br) of the list of sentenced procedural incidents, which is periodically updated.

Finally, AJ informs that it remains focused on clarifying doubts about mediation procedures, clauses and compliance with the Judicial Reorganization Plan and its Amendment, being constantly contacted by national and international creditors, either by phone, through the line +55 (21) 2272-9300, or by e-mail credoroi@wald.com.br.

SUMMARY OF STATEMENTS OF AJ IN RECORDS

AJ lists hereunder the statements submitted in the records of the electronic process after the last monthly Activities Report with an indication of the respective pages.

Pages 490.048/490.078	Monthly report of the activities performed by the debtors (referring to September 2020).	11/16/2020
Pages	Manifestation on (i) pledges of credits listed in the list of creditors; and (ii) requesting exclusion of creditor from list of extra-bankruptcy credits, upon payment of the credit.	12/11/2020

Appeals in which the Judicial Administrator submitted a statement:

0069237-24.2020.8.19.0000	Interlocutory Appeal filed by Banco Santander Brasil S.A against the decision that modified the guidelines for payment of extra-bankruptcy credits.	11/24/2020
0074090-76.2020.8.19.0000	Interlocutory Appeal filed by the National Bank of Social and Economic Development - BNDES against the decision that ratified the Amendment to the Court-supervised reorganization.	12/4/2020
0076126-91.2020.8.19.0000	Interlocutory Appeal filed by Banco Santander Brasil S.A against the decision that ratified the Amendment to the Court-supervised reorganization.	12/10/2020
0077028-44.2020.8.19.0000	Interlocutory Appeal filed by Banco do Nordeste do Brasil S.A. the decision that ratified the Amendment to the Court-supervised reorganization.	12/10/2020
0076478-49.2020.8.19.0000	Interlocutory Appeal filed by Banco do Brasil S.A against the decision that ratified the Amendment to the Court-Supervised reorganization.	12/10/2020
0077014-60.2020.8.19.0000	Interlocutory Appeal filed by Caixa Econômica Federal against the decision that ratified the Amendment to the Court-supervised reorganization.	12/10/2020
0076446-44.2020.8.19.0000	Interlocutory Appeal filed by Itaú Unibanco S.A against the decision that ratified the Amendment to the Court-Supervised reorganization.	12/10/2020
0073657-72.2020.8.19.0000	Interlocutory Appeal filed by Banco Fibra S.A against the decision that ratified the Amendment to the Court-Supervised reorganization.	12/10/2020

In addition, in response to letters and requests addressed directly to AJ by the most diverse Courts in the country, the Judicial Administrator presented several manifestations in lawsuits filed against the Debtors.

FROM FISCALIZATION TO COMPLIANCE TO COURT-SUPERVISED REORGANIZATION PLAN.

The Court-supervised reorganization approved by the decision on pages 254.741/254.756, underwent changes in the form of the addition of pages. 476.542/479.026, which was approved by that MM. Judgment on 10.05.2020 (pages 481.886/481.918), after its approval by the majority of creditors of all classes present at the AGC held on 09.08.2020.

As established by Law No. 11.101/2005, the Judicial Administrator remains supervising the fulfillment of the obligations by the approved PRJ Recoverees and their Amendment, having held periodic meetings with the Company and analyzing all relevant documentation.

As a result of this inspection, AJ informs that, in October 2020, only the obligations that have a maturity date linked to the unappealable transit of the original records have expired, as established in the Judicial Recovery Plan. Monthly, this Administration receives the list of labor credits settled during the month, due to the end of the grace period (180 days from the final decision of the original lawsuit - clause 4.1.1 of the PRJ).

It is worth mentioning that AJ has been monitoring the operation of the new Payment Option Platform, which was created due to the new payment options aimed at Class I and III creditors, provided for in the Amendment to the PRJ.

In addition, in compliance with the provisions of the PRJ, on November 26, 2020, auctions were held for the sale of the Isolated Productive Units "UPI Torres" and "UPI Data Center" and, on December 14, 2020, the auction related to the sale of "UPI Ativos Móveis".

WALD
ANTUNES VITA LONGO BLATTNER
Av. Almirante Barroso, 52,
24th floor
Zip Code 20031-000
Rio de Janeiro, RJ - Brazil
Avenida Juscelino Kubitschek,
510, 8th floor
Zip Code 04543-906
São Paulo, SP - Brazil

RIO BRANCO
CONSULTORES ASSOCIADOS

Av. Marquês de São
Vicente, 446 – Conj. 1206
Barra Funda
Zip Code 01139-000
São Paulo, SP - Brazil